Exhibit 19.1

PLBY GROUP, INC.

INSIDER TRADING POLICY

Initially Effective as of February 10, 2021
(amended and restated December 1, 2023)

Introduction
The purpose of this Insider Trading Policy (this “Policy”) is to promote compliance with applicable securities laws by PLBY Group, Inc. (the “Company”) and its subsidiaries and all directors, officers and other employees thereof (and members of the forgoing persons’ immediate families and households as well as any other person or entity, such as a trust or foundation, whose securities trading decisions are influenced or controlled by the foregoing persons), in order to preserve the reputation and integrity of the Company, as well as those of all persons affiliated with the Company. Questions regarding this Policy should be directed to the Company’s General Counsel, or such other person as the Company’s Board of Directors may designate from time to time (the “Compliance Officer”).
I.Policy
It is the Company’s policy to comply with all applicable federal and state securities laws, including those relating to buying or selling stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments in the Company (“Company Securities”). In the course of conducting the Company’s business, employees or representatives may become aware of material, nonpublic information regarding the Company, its subsidiaries and divisions, or other companies with which it does business (this so-called “material, nonpublic information” is defined in Sections III.B. and III. C below). Directors, employees or agents of the Company and their Related Persons (as defined in Section III.D. below) may not buy or sell Company Securities, or securities of any other publicly-held company, while in possession of material, nonpublic information obtained during the course of employment or other involvement with Company business, even if the decision to buy or sell is not based upon the material, nonpublic information.
In addition, if you have material, nonpublic information, you may not disclose that information to others, even to family members or other employees, except for employees whose job responsibilities require the information.
This Policy will continue to apply to any director, employee or agent whose relationship with the Company terminates as long as the individual possesses material, nonpublic information that such individual obtained in the course of their employment or relationship with the Company.
II.     Applicability
A.     The general policy stated above and the guidelines set forth in Section IV below apply to all directors and employees. In order to ensure compliance with this Policy, the Board of Directors of the Company has adopted the following additional procedures, which apply to directors, officers and certain other employees, consultants and representatives of the Company and its wholly-owned subsidiaries, as specified in Annex A (“Covered Persons”), and their Related Persons (as defined in Section III.D. below). The Company has determined that these Covered Persons are likely to have access to material, nonpublic information by virtue of their position with the Company. These procedures apply regardless of the dollar amount of the trade or the source of the material, nonpublic information. Any questions regarding the applicability of this Policy to a specific situation should be referred to the Company’s Compliance Officer.

B.     Exceptions. The prohibitions under this Policy do not apply to the following transactions, except as specifically noted:
•purchases of the Company’s securities from the Company (e.g., Employee Stock Purchase Plan) or sales of the Company’s securities to the Company, or the surrender to or withholding by the Company of the Company’s securities (e.g., to cover tax withholding obligations upon the vesting or settlement of equity-based awards);
•exercises of stock options or other equity awards or vesting of equity-based awards that do not involve a market sale of the Company’s securities (note that the “cashless exercise” of a Company stock option does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•“sell-to-cover” transactions solely to cover tax withholding obligations upon the vesting or settlement of equity-based awards (in accordance with the terms thereof) and for which the holder of the applicable awards may not exercise discretion with respect to the settlement or sale of award shares to cover taxes, and such transactions are completed pursuant to previously established equity plan administration procedures at such time as the holder of an applicable award is not in possession of material, nonpublic information;
•bona fide gifts of the Company’s securities, unless the donor (i) is in possession of material, nonpublic information or (ii) has reason to believe that the recipient intends to sell the Company’s securities before the earliest time after the gift is completed that the donor is permitted to sell the Company’s securities on the open market under this Policy; or
•purchases or sales of the Company’s securities made pursuant to any pre-existing binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI.A.
III.     Definition/Explanations
A.    Who is an “Insider”?
The concept of “insider” is broad. Any person who possesses material, nonpublic information is considered an insider as to that information. Insiders include Company directors, officers, other employees, consultants, independent contractors and those persons in a special relationship with the Company (e.g., its auditors, consultants or attorneys). The definition of an insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which such individual is aware. Insiders shall not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they directly or indirectly communicate (or “tip”) such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Individuals subject to this Policy are responsible for ensuring their immediate family members and members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities as if they were for the individual’s own account.
B.    What is “Material” Information?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, including debt or equity securities. Some examples of material information include:
•unpublished financial results (including earnings estimates);
•product developments;
•unpublished statistics about sales;
•news of a pending or proposed company transaction (e.g., acquisitions, dispositions, joint ventures);
•major litigation;
•recapitalizations;
•significant changes in corporate objectives;
•a change in control or a significant change in management;
•news of a significant sale of assets;
•changes in dividend policies;
•financial liquidity problems;
•significant legal proceedings; and
•significant cybersecurity attacks, breaches or other incidents.
The above list is only illustrative and many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

A good general rule of thumb: When in doubt, do not trade.

C.    What is “Nonpublic” Information?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a report filed with the Securities and Exchange Commission (the “SEC”) or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Business Wire, Bloomberg, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information.

Generally, one should allow approximately two full trading days following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company Securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, employees may not trade in Company Securities until Wednesday of the following week. Note that this restriction is in addition to any other restrictions that apply under this Policy, including the requirement that trades be pre-cleared (see Section V.A.) and that they occur during specified trading windows (see Section V.C.).
D.    Who is a “Related Person”?
For purposes of this Policy, a “Related Person” includes (1) your spouse, minor children and anyone else living in your household, (2) partnerships in which you are a general partner, (3) business entities or organizations in which you either singly or together with other “Related Persons” own or hold a controlling interest, (4) trusts of which you are a trustee, settlor or beneficiary, (5) estates of which you are an executor or beneficiary, or (6) any other group or entity where the insider has or shares with others the power to decide whether to buy Company Securities. Although a person’s parent, child or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee,” as defined below, for securities laws purposes. See Section IV.C below for a discussion on the prohibition on “tipping.”
E.    What is a “trading day”?
For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.
IV.    Guidelines
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. Therefore Covered Persons shall comply with the following policies with respect to certain transactions in the Company Securities:
A.     Non-Disclosure of Material, Nonpublic Information
Material, nonpublic information must not be disclosed to anyone, except the designated persons within the Company or certain third-party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company.
B.    Prohibited Trading in Company Securities
No Covered Persons or their Related Persons may place a purchase or sell, order or recommend that another person place a purchase or sell order in Company Securities (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, but excluding the exercise of options, other than as described in Section II.B. above) while such person is aware of material information concerning the Company that has not been disclosed in the public. In addition, in some circumstances the Company’s directors and officers may be prohibited from trading in Company Securities during any period when certain participants or beneficiaries of individual account plan (such as some pension funds plan) maintained by the Company are subject to a temporary trading suspension in Company Securities.

C.     “Tipping” Information to Others
Insiders may be liable for communicating or tipping material, nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. Therefore, it is the Company’s policy that Covered Persons are required to keep completely and strictly confidential all nonpublic information relating to the Company.
D.     Avoid Speculation and Hedging
Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Covered Persons of the Company and its subsidiaries, and their Related Persons, may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short.” Such activities may put the personal gain of the Covered Person or Related Person in conflict with the best interests of the Company and its stockholders. Covered Persons and their Related Persons are also prohibited from participating in on-line chat rooms or other social media forums involving the Company, its business or its stock.
In addition, Covered Persons of the Company and its subsidiaries, and their Related Persons, may not engage in hedging or monetization transactions, such as zero-cost collars and forward sale contract. Such transactions may provide ownership in Company Securities without the full risks and rewards of such ownership and, as a result, are not aligned with the interest of our stockholders.
E.     Margin Accounts and Pledges
Company Securities held in a Covered Person’s margin account or pledged as collateral for a loan may be sold without a Covered Person’s consent by the broker if the Covered Person fails to meet a margin call or by the lender in foreclosure if the Covered Person defaults on the loan. A margin or foreclosure sale that occurs when the Covered Person is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, Covered Persons and their Related Persons may not hold Company Securities in a margin account or pledge Company Securities as collateral for a loan.
F.     Trading in Securities of Other Public Companies
No Covered Person or Related Person may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if the person learns of material, nonpublic information about the other company in the course of his/her service to, or employment with, the Company.
V.    Statement of Procedures Preventing Insider Training
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.

A.     Pre-Clearance
If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. Therefore, Covered Persons must obtain prior clearance from the Company’s Compliance Officer, or such officer’s designee, before such Covered Persons or their Related Persons make any purchases or sales of Company Securities. An exercise of a stock option need not be pre-cleared if such exercise does not involve the sale of any Company Securities, such as a sale of Company Securities to finance a broker-assisted “cashless” exercise or net settlement. Pre-clearance may be obtained by submitting the Pre-Trading Clearance and Certification Form attached hereto as Annex B or by any other means acceptable to the Company’s Compliance Officer. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period, unless stated otherwise. If the transaction order is not placed within that 48-hour period or such other period approved by the Company’s Compliance Officer, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
B.    Blackout Period
1.    Quarterly Blackout Periods. Covered Persons and their Related Persons may not conduct any transactions involving Company Securities (other than as specified by this Policy) during certain “Blackout Periods.” The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes as Covered Persons are more likely to possess, or be presumed to possess, material, nonpublic information. To avoid the appearance of impropriety, Covered Persons and their Related Persons shall not purchase or sell any security of the Company during the period beginning at the close of U.S. stock market trading on the 15th day of the third calendar month of the current fiscal quarter and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter.

2.     Event-Specific Blackout Periods. From time to time, an event may occur or information may exist that is material to the Company and is known by only certain directors, officers and/or other employees. So long as the event or information remains material and nonpublic, persons who are aware of the event or information may not engage in any transaction in Company Securities. Individuals affected by such an event-specific blackout will be notified by the Company that they are subject to the blackout. All those affected should not trade in Company Securities while the suspension is in effect, and in the event that a press release is issued by the Company in connection with the event or information that resulted in the event-specific blackout (or the event or circumstance is no longer material), such suspension shall continue for two full trading days after the public release. Additionally, individuals affected by such an event-specific blackout should not disclose to others that we have suspended trading, because the blackout itself is material, nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

3.     Exceptions. Pre-clearance and blackout period requirements do not apply to transactions set forth under Section II.B. above. Exceptions to the blackout period policy may be approved only by the Compliance Officer, or in such officer’s absence, the Chief Executive Officer.

C.    Trading Window
In addition to being subject to all of the other limitations in this Policy, Covered Persons and their Related Persons may only buy or sell Company Securities in the public market during the period beginning at the open of U.S. stock market trading following two full trading days after the public disclosure of the Company’s financial results for a preceding calendar quarter or year and ending at the close of U.S. stock market trading on the 15th day of the third calendar month of the current calendar quarter. This Policy does not apply to (i) holder-non-discretionary sales of award shares to cover tax withholding or (ii) the exercise of stock options that are not “cashless exercises” or net settlement transactions, in each case as described above. In addition, you should remember that even if the window is otherwise open you cannot trade if you are in possession of material, nonpublic information, and you still must receive pre-clearance.
From time to time, however, the Company, through the Company’s Compliance Officer, may close trading during a window period in the light of developments that could involve material, nonpublic information. In these situations, the Company’s Compliance Officer will notify particular individuals that they should not engage in trading of Company Securities (except as permitted under a Rule 10b5-1 plan as described below) and should not disclose to others the fact that the trading window has been closed. If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the Company’s Compliance Officer gives notice that the ban has been lifted.
VI.     Rule 10b5-1 Trading Plans, Section 16, and Rule 144
A.    Rule 10b5-1 Trading Plans.
Rule 10b5-1(c) promulgated under the Exchange Act provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions (a “Trading Plan”). Under this rule, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and if these arrangements are established at a time when you do not possess material, nonpublic information, then you may claim a defense to insider trading liability even if the transactions under the trading plan occur at a time when you have subsequently learned material, nonpublic information. Arrangements under the rule may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence such person’s actions and such person must not possess any material, nonpublic information at the time of the trades. Trading Plans can be established for a single trade or a series of trades (subject to the restrictions under Rule 10b5-1 for single trade plans, as described below).
It is important that you document the details of a Trading Plan properly. Please note that, in addition to the requirements of a Trading Plan described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a Trading Plan as an affirmative defense against an insider trading charge. These requirements include that you act in good faith, that you not modify your trading instructions while you possess material, nonpublic information and that you not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and the Company’s Compliance Officer and be sure you fully understand the limitations and conditions of the rule before you establish a Trading Plan.

Adoption of a Trading Plan does not preclude trading outside of the plan that otherwise is in accordance with this Policy. However, the Rule 10b5-1 affirmative defense will not apply to such trades outside a Trading Plan. In addition, under Rule 10b5-1, you may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore your trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, Company Securities subject to the plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside the plan.
All Trading Plans, and any modifications thereof, must be reviewed and approved by the Company’s Compliance Officer before they are implemented. The Company’s Compliance Officer maintains guidelines that all Trading Plans must meet in order to be considered for approval. These guidelines include the requirements that:
(i) Trading Plans only be entered into or modified during an open trading window period and while you are not in possession of material, nonpublic information;
(ii) with respect to directors and executive officers (including those listed on Annex A hereto), any Trading Plan must include a “cooling-off” period before the first trade pursuant to the Trading Plan, which shall be the later of (a) 90 days after the adoption or modification of the Trading Plan or (b) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted or modified (but in any event, such cooling-off period shall not exceed 120 days following adoption or modification of the Trading Plan);
(iii) with respect to persons other than the Company or its directors or executive officers, the applicable cooling-off period is 30 days after the adoption or modification of the Trading Plan;
(iv) any director or executive officer who adopts a new or modified Trading Plan must include in such plan written representations certifying that they (a) are not aware of material, nonpublic information about the Company or its securities and (b) are adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
(v) persons, other than the Company, generally will be prohibited from having more than one Trading Plan for open market purchases or sales of Company Securities, subject to certain exceptions provided by Rule 10b5-1, and any allowed Trading Plan will generally be limited to one “single-trade plan” in any 12-month period (which is a plan designed to effect the open market purchase or sale of the total amount of the securities subject to the Trading Plan as a single transaction); and
(vi) a Trading Plan may be terminated at any time upon advance approval of the Company’s Compliance Officer (terminating a Trading Plan is strongly discouraged because it may call into question whether the plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense).
Trading Plans do not exempt individuals from complying with Exchange Act Section 16 reporting requirements and short-swing profit rules or liability.
Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written Trading Plan for trading the securities.
•Second, the Trading Plan must either:

•specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•include a written formula or computer algorithm for determining the amount, price and date of the transactions; or
•prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
The Company and all other persons subject to this Policy shall comply with all SEC disclosure requirements with respect to this Policy and any Trading Plans, including with respect to modifications thereof. Directors and executive officers should be aware that the Company will be required to make quarterly disclosures regarding all Trading Plans entered into, modified or terminated by directors and executive officers and to include the material terms of such plans, other than pricing information.
B.    Section 16 and Rule 144 Restrictions and Reporting.
The federal securities laws, including Section 16 of the Exchange Act, and Rule 144 under the Securities Act of 1933, as amended, impose additional trading restrictions and reporting obligations on executive officers, directors and holders of more than 10% of any registered, voting class of equity security of the Company.
1.    Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5
Section 16(a) of the Exchange Act generally requires all officers, directors and beneficial owners of more than ten percent of our outstanding stock (each, a “10% stockholder”), within 10 days after they become an officer, director, or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on Form 3 listing the amount of the Company’s stock, options and warrants which the Section 16 insider beneficially owns. Following the initial filing on Form 3, changes in beneficial ownership of the Company’s stock, options and warrants must be reported on Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.
2.    Rule 144 (Applicable to Officers, Directors and 10% Stockholders)
Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, directors, officers, and 10% stockholders of the Company) must comply with the requirements of Rule 144, which are summarized below:
•Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.

•Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement publish by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
•Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction is one in which the broker does not more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.
•Notice of Proposed Sale. A notice of sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.
If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedure in connection with all trades.
VII.     No Circumvention
No circumvention of this Policy is permitted. Do not try to accomplish indirectly what is prohibited directly by this Policy. The short-term benefits to an individual cannot outweigh the potential liability that may result when an employee is involved in the illegal trading of securities.
VIII.     Penalties for Insider Trading
Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if such person does not permanently benefit from the violation. Penalties include:
•civil injunctions;
•treble damages;
•disgorgement of profits;
•jail sentences of up to 20 years and criminal fines of up to $5 million per violation ($25 million for an entity);
•civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
•fines for the employer or other controlling/supervisory person of up to the greater of $2.5 million or three times the amount of the profit gained or loss avoided plus, in the case of entities only, a criminal penalty of up to $2.5 million; and
•criminal penalties up to 25 years in prison for knowingly executing a “scheme or artifice to defraud any person” in connection with any registered securities.

In addition, any violation of this Policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

II.IX.     Acknowledgment
All Covered Persons must certify in writing that they have read and intend to comply with the procedures set forth in this Policy. See Annex C. Additionally, your broker-dealer will need to sign a Broker Instruction and Representation Letter in the event you establish a Rule 10b5-1 trading plan. See Annex D.
III.X.    Amendment; Waivers
The Board of Directors of the Company reserves the right to amend this Policy at any time. The Board of Directors of the Company, a committee of the Board of Directors, or, in some circumstances, their designees, may grant a waiver of this Policy on a case-by-case basis, but only under special circumstances.

ANNEX A
Covered Persons
ALL DIRECTORS
ALL EXECUTIVE OFFICERS

CERTAIN KEY EMPLOYEES

**List maintained with Compliance Officer**

APPLICABLE CONSULTANTS/INDEPENDENT CONTRACTORS
As may be designated by the Compliance Officer from time to time.

ANNEX B

PLBY GROUP, INC.
Pre-Trading Clearance and Certification Form
I desire to make a trade in securities of PLBY Group, Inc. (the “Company”) or another company with which the Company does business consisting of:

        (describe proposed trade)
I hereby certify that I have read the Company’s Insider Trading Policy, and I am not now in possession of any material, nonpublic information concerning the Company or any other company whose securities I intend to trade. I intend to execute this transaction within 48 hours of approval. I understand that I must resubmit this form if the transaction does not take place within that time.

Date	Signature/Certification

Name (print legibly)
Department:

The above transaction is:    ☐    Approved if made within 48 hours of
Approval Date:

☐    Not Approved

__________________________
[Authorized Officer]

ANNEX C
ACKNOWLEDGEMENT OF POLICY

PLBY Group, Inc.
10960 Wilshire Blvd., Suite 2200
Los Angeles, California 90024

To the Board of Directors:
I acknowledge that I have read and understand the PLBY Group, Inc. Insider Trading Policy and agree to abide by its provisions.

Signature: _____________________________
Name (Please Print): _____________________
Address: ___________________________________________
Email: _____________________________________________

ANNEX D
PLBY GROUP, INC.
Sample Broker Instruction/Representation Letter
(Name of Employee)
(Address)
(Telephone/Fax/E-mail)

(Date)
(Name of Broker)
(Name of Brokerage House)
(Address)
Dear (Name of Broker):
With regard to my holdings of securities in PLBY Group, Inc. (the “Company”) and those of my related parties, (names of related parties), in held in my account with you, I instruct you:
1.     Not to enter any order (except for orders under and pursuant to pre-approved Rule 10b5-1 plans) without first:
•verifying with the Company that the transaction was pre-cleared by calling [●], at [●], or the [●] at [●]; and
•complying with your firm’s compliance procedures (e.g., Rule 144)

2.     To report immediately to the Company via telephone at [●]; and in writing via e-mail to [●] or [●] or by fax to [●] the details of every transaction involving Company stock including gifts, transfers, pledges, and all Rule 10b5-1 transactions.
Please execute and return both of the enclosed copies of this representation letter in the enclosed business-reply envelope to:
PLBY Group, Inc.
10960 Wilshire Blvd., Suite 2200
Los Angeles, California 90024
Sincerely,

__________________________
[Employee signs above]

Acknowledgement
On behalf of (Name of Brokerage Firm) and myself, I acknowledge the foregoing instructions with regard to the holdings of (Name of Insider) and his/her related parties holdings of securities of PLBY Group, Inc. and signify my agreement to comply with them.
_____________________        Date_____/_____/_____
Name of Broker